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                                                                     Exhibit 3.3


                               CERTIFICATE OF AMENDMENT
                                         OF
                             CERTIFICATE OF INCORPORATION

                                      * * * * *

     The Havana Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST:    That the Board of Directors of The Havana Group, Inc., by the
unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the "Certificate of Incorporation" of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Corporation adopt the following Amendment to its Certificate of Incorporation:

     "That the Certificate of Designation be amended with respect to the Corporation's Series
 B Preferred Stock as follows:

          (c) the holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cumulative quarterly cash dividends at the rate of $.025 per share, quarterly on March 31, June 30, September 30, and December 31 commencing with March 31, 1998 before any dividend shall be declared, set apart for, or paid upon the Common Stock for such year, and the remainder of the surplus or net earnings applicable to the payment of dividends shall be distributed as dividends among the holders of Common Stock as and when the Board of Directors determines;


     SECOND:   That thereafter, pursuant to resolution of its Board of
Directors, a special meeting of the stockholders of said corporation was duly called and held upon written waiver of notice signed by all stockholders at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, The Havana Group, Inc. has caused this certificate to be signed by William L. Miller, it Chief Executive Officer, as of this __ day of May, 1998.


                         THE HAVANA GROUP, INC.


                    By:
                         ----------------------------------------
                         William L. Miller, Chief Executive Officer